Exhibit 99(a)

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF LOUISIANA
ALEXANDRIA DIVISION

IN RE:	)	CHAPTER 11
)
PERRYVILLE ENERGY	)	CASE NO. 04-80109
HOLDINGS, LLC, ET AL.,	)	(JOINTLY ADMINISTERED)
)
)
DEBTORS.	)

DEBTORS' FIRST AMENDED JOINT PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

KING & SPALDING LLP
1185 Avenue of the Americas
New York, NY  10036
(212) 556-2100

KANTROW, SPAHT, WEAVER & BLITZER (APLC)
Suite 300, City Plaza
445 North Boulevard
PO Box 2997
Baton Rouge, LA  70821-2997
(225) 383-4703

Attorneys for Debtors and Debtors in Possession

Dated:  August 25, 2005

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5.2 Treatment of Administrative Claims	11
5.3 Treatment of Priority Tax Claims	12

ARTICLE VI. ACCEPTANCE OR REJECTION OF THE PLAN	12

6.1 Classes Entitled to Vote	12
6.2 Cramdown	12
6.3 Class Acceptance Requirement	13
6.4 Elimination of Classes for Voting Purposes	13

ARTICLE VII. MEANS FOR IMPLEMENTATION OF THE PLAN	13

7.1 Operations between the Confirmation Date and the Effective Date	13
7.2 Corporate Action	13
7.3 Termination of Certain Debt Obligations	13
7.4 Continued Corporate Existence of the Debtors	13
7.5 Re-vesting of Assets	14
7.6 Management	14
7.7 Boards of Managers	14
7.8 Causes of Action	14
7.9 Appointment of the Disbursing Agent	14
7.10 Sources of Cash for Plan Distributions	14

ARTICLE VIII. DISTRIBUTION PROVISIONS	15

8.1 Plan Distributions	15
8.2 Timing of Plan Distributions	15
8.3 Address for Delivery of Plan Distribution	15
8.4 Time Bar to Cash Payments	15
8.5 Manner of Payment under the Plan	16
8.6 Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent	16
8.7 Fractional Plan Distributions	16
8.8 Special Distribution Provisions for PEP Equity Interests and PEH Equity Interests	16
8.9 Surrender and Cancellation of Instruments	16

ARTICLE IX. PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS	17

9.1 Objection Deadline	17
9.2 Prosecution of Contested Claims	17
9.3 Claims Settlement	17
9.4 No Plan Distributions Pending Allowance	17
9.5 Estimation of Claims	17

ARTICLE X. CONDITION PRECEDENT TO CONFIRMATION OF THE PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE	18

10.1 Condition Precedent to Confirmation	18
10.2 Condition Precedent o the Occurrence of the Effective Date	18
10.3 Waiver of Conditions	18
10.4 Effect of Non-Occurrence of the Effective Date	18

ARTICLE XI. THE DISBURSING AGENT	18

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11.1 Powers and Duties	18
11.2 Plan Distributions	19
11.3 Exculpation	19

ARTICLE XII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	19

12.1 Assumption and Rejection of Executory Contracts and Unexpired Leases	19
12.2 Cure	20
12.3 Claims Arising from Rejection or Termination	21

ARTICLE XIII. RETENTION OF JURISDICTION	21

ARTICLE XIV. MISCELLANEOUS PROVISIONS	23

14.1 Payment of Statutory Fees	23
14.2 Satisfaction of Claims	23
14.3 Third Party Agreements; Subordination	23
14.4 Debtors' Release	23
14.5 Exculpation	23
14.6 Discharge of Liabilities	24
14.7 Notices	24
14.8 Headings	25
14.9 Governing Law	25
14.10 Exemption from Transfer Taxes	25
14.11 Modification of the Plan	25
14.12 Revocation of Plan	25
14.13 Setoff Rights	26
14.14 Withholding Tax Requirements	26
14.15 Rates	26
14.16 Injunctions	26
14.17 Binding Effect	27
14.18 Severability	27

iii

            Perryville Energy Holdings, LLC and Perryville Energy Partners, L.L.C, the above-captioned debtors and debtors in possession, propose the following joint plan of reorganization pursuant to section 1121(a) of title 11 of the United States Code.

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1              Definitions.

            As used herein, the following terms have the respective meanings specified below.

            Administrative Expense Claims means any right to payment constituting a cost or expense of administration of the Cases under sections 507(a)(1) and 503(b) of the Bankruptcy Code, including, without limitation, (a) actual and necessary costs and expenses of preserving the Estates of the Debtors and operating the business of the Debtors (b) any indebtedness or obligations incurred or assumed by the Debtors during the Cases, (c) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and (d) any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

            Agent means KBC Bank, N.V., in its capacity as agent under the Bank Credit Agreement or any duly appointed successor agent.

            Allowed Amount means the amount of an Allowed Claim.  Allowed Amount shall include interest accruing after the Petition Date, but only to the extent necessary for a finding by the Bankruptcy Court that the Plan satisfies the requirements of section 1129 of the Bankruptcy Code.

            Allowed Claim means, with reference to any Claim, (a) any Claim against any Debtor that has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed and as to which no timely objection has been interposed, (b) any Claim as to which a proof of claim has been filed and no objection to allowance has been timely interposed in accordance with section 502 of the Bankruptcy Code and Bankruptcy Rule 3007 or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (c) any Claim as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (d) any Claim as to which, upon the lifting of the automatic stay pursuant to section 362 of the Bankruptcy Code, the liability of the Debtors, allowance and the amount thereof are determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court.

            Assets means, with respect to any Debtor, all of such Debtor's right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

            Banks means KBC Bank, N.V., New York Branch, as Agent and lender, and Bayerische Hypo-und Vereinsbank AG, New York Branch, Australia and New Zealand Banking Group Limited, Crédit Industriel et Commericial, and Dexia Credit Local, New York Agency and their respective successors and assigns, as lenders under the Bank Credit Agreement.

            Bank Claims means all Claims of the Banks against the Debtors arising under or in connection with the Bank Credit Agreement and under the Cash Collateral Orders.

            Bank Credit Agreement means that certain Construction and Term Loan Agreement, dated as of June 7, 2001, among PEP, as borrower, and the Banks, as lenders, as amended.

            Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Cases.

            Bankruptcy Court means the United States District Court for the Western District of Louisiana having jurisdiction over the Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Cases under section 151 of title 28 of the United States Code.

            Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Cases, and any Local Rules of the Bankruptcy Court.

            Bar Date Order means that certain order entered by the Bankruptcy Court on May 19, 2004 establishing a deadline for the filing of prepetition claims against the Debtors.

            Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in Alexandria, Louisiana are required or authorized to close by law or executive order.

            Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date, styled In re Perryville Energy Holdings, LLC, et al.

            Cash means legal tender of the United States of America.

            Cash Collateral Orders means, collectively, (i) the Final Order Authorizing Debtors to Use Cash Collateral in Which Certain Lenders Claim an Interest, entered by the Bankruptcy Court on February 26, 2004, (ii) the Amended Final Cash Collateral Order, entered by the Bankruptcy Court on December 8, 2004, and (iii) the Agreed Order Authorizing Debtors' Use of Cash Collateral, entered by the Bankruptcy Court on June 24, 2005.

            Causes of Action means all Claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, asserted or unasserted, arising in law, equity or otherwise.

            Claim means a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, including but not limited to any Claim, whether secured or unsecured, for a fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages to the extent that such fine, penalty, forfeiture, or damages are not compensation for any actual pecuniary loss suffered by the holder of such Claim.

            Class means a category, designated herein, of Claims or Equity Interests that are substantially similar to the other Claims and Equity Interests in such category as specified in Article II of the Plan.

            Collateral means any property or interest in property of the Estate of any Debtor subject to a Lien or other encumbrance to secure the payment or performance of a Claim, which Lien or other encumbrance is not subject to avoidance under the Bankruptcy Code.

            Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

            Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

            Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

                        Contested Claim means such Claim (i) to the extent it is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part, and as to which no proof of claim has been filed; (ii) if it is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of claim has been filed with the Bankruptcy Court, to the extent (A) the proof of claim amount exceeds the amount indicated in the Schedules, or (B) the proof of claim priority differs from the priority set forth in the Schedules, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; (iii) if it is not listed in the Schedules or was listed in the Schedules as disputed, contingent or unliquidated, in whole or in part, but as to which a proof of claim has been filed with the Bankruptcy Court, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; or (iv) as to which an objection has been filed on or before the Effective Date; provided, that a Claim that is fixed in amount and priority pursuant to the Plan or by Final Order on or before the Effective Date shall not be a Contested Claim.

            Debtors means, collectively, PEP and PEH.

            Debtor in Possession means any Debtor, in its capacity as a debtor in possession, pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

            Disclosure Statement means the disclosure statement related to the Plan including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

            Distribution Date means, with respect to any Claim, (a) the Effective Date, if such Claim is then an Allowed Claim, or (b) a date that is as soon as reasonably practicable after the date such Claim becomes Allowed, if not Allowed on the Effective Date, provided, however, that in no event shall the Disbursing Agent be required to make distributions otherwise required pursuant to this Plan more frequently than quarterly.

            Effective Date means the first Business Day:  (a) after the Confirmation Order has become a Final Order and (b) on which no stay of the Confirmation Order is in effect; and (c) on which conditions in Article 9 of the Plan have been satisfied or waived in accordance with the Plan.

            Equity Interest means an ownership interest in either of the Debtors as evidenced by an equity security, as such term is defined in section 101(16) of the Bankruptcy Code.

            Escrow Account has the meaning ascribed to such term in paragraph 3.5(b) hereof.

            Estate means the estate of each Debtor in these Cases and, collectively the estates of all Debtors in these Cases, created pursuant to section 541 of the Bankruptcy Code.

            Fee Application means an application for allowance and payment of a Fee Claim.

            Fee Claim means a Claim of a Professional Person.

            Final Order means an order or judgment entered by the Bankruptcy Court that has not been reversed, stayed, modified, or amended and that has not been and may no longer be appealed from or otherwise reviewed or reconsidered, as a result of which such order or judgment shall have become final and non-appealable in accordance with Bankruptcy Rule 8002.

            General Unsecured Claims means, collectively, PEP General Unsecured Claims and PEH General Unsecured Claims.

            MAI means Mirant Americas, Inc.

            MAI Claim means the claim of MAI allowed against PEP in the amount of $98.7 million pursuant to the Mirant Settlement Agreement.

                        MAI Subordinated Loan Agreement means that certain Subordinated Loan Agreement dated August 23, 2002 between PEP and MAI whereby MAI agreed to lend to PEP $100 million, subject to the terms and conditions set forth therein.

            Mirant Settlement Agreement means that certain Settlement Agreement dated May 26, 2005 among the Debtors, MAI, Mirant Corporation and Mirant Americas Energy Marketing, Inc., approved by order dated June 24, 2005 of the Bankruptcy Court and by order dated June 28, 2005 of the United States Bankruptcy Court for the Northern District of Texas presiding over the chapter 11 cases of MAI and certain of its affiliates.

            Notice of Confirmation means the notice of entry of the Confirmation Order to be mailed to holders of Claims and Equity Interests.

            Objection Deadline means the deadline for filing objections to Claims as set forth in Section 9.1 of the Plan.

            Other Priority Claims means all Claims that are entitled to priority pursuant to section 507(a) or (b) of the Bankruptcy Code and that are not Administrative Claims or Priority Tax Claims.

            Other Secured Claim means a prepetition Claim against either of the Debtors that is neither a Bank Claim nor an MAI Claim and is (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (a) as agreed to by the holder of such Claim and the Debtors or (b) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) in the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

            PEH means Perryville Energy Holdings, LLC, a Louisiana limited liability company and owner of 100% of the member interest of PEP.

            PEH Equity Interest means an Equity Interest in PEH.

            PEH General Unsecured Claims means all Claims against PEH which are not Secured Claims, Other Priority Claims, Priority Tax Claims or Administrative Claims and are not otherwise entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

            PEP means Perryville Energy Partners, L.L.C., a Louisiana limited liability company.

            PEP Equity Interest means an Equity Interest in PEP.

            PEP General Unsecured Claims means all Claims against PEP which are not Secured Claims, Other Priority Claims, Priority Tax Claims or Administrative Claims and are not otherwise entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

            Person means an individual, a corporation, a partnership, limited liability company, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any political subdivision thereof, or any other entity.

            Petition Date means January 28, 2004, the date on which the Debtors filed their voluntary petitions for relief under the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Louisiana.

            Plan means this plan of reorganization proposed by the Debtors, and all supplements and exhibits hereto, as the same may be amended or modified by the Debtors, from time to time, pursuant to and in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules.

            Plan Distribution means the payment or distribution under the Plan of Cash, Assets, securities or instruments evidencing an obligation under the Plan to the holder of an Allowed Claim or Equity Interest.

            Priority Tax Claims means all claims that are entitled to priority under section 507(a)(8) of the Bankruptcy Code.

            Professional Person means any professional employed in these Cases pursuant to section 327 of the Bankruptcy Code or otherwise, and any professional seeking compensation or reimbursement of expenses in connection with these Cases pursuant to sections 330, 331, and/or 503(b)(4) of the Bankruptcy Code.

            Released Party means any member, manager, employee, agent, representative, attorney, accountant, financial advisor or other professional of a Debtor (each, solely in their capacity as such), but only if, in each case, such party served in such capacity on or after the Petition Date.

            Reorganized Debtors means, collectively, Reorganized PEP and Reorganized PEH.

            Reorganized PEP means PEP, as reorganized on and after the Effective Date.

            Reorganized PEH  means PEH, as reorganized on and after the Effective Date.

            Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

                        Secured Claim means a prepetition Claim against either of the Debtors that is an Other Secured Claim, a Bank Claim or an MAI Claim.

1.2              Interpretation.

                        Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended or modified from time to time. Words denoting the singular number shall include the plural number and vice versa, as appropriate, and words denoting one gender shall include the other gender.

The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

1.3              Application of Definitions and Rules of Construction Contained in the Bankruptcy Code.

                            Words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

1.4              Other Terms.

                            The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

ARTICLE II.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

                            For the purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims and all Equity Interests in the Debtors shall be classified as set forth in this Article II of the Plan.

2.1              Administrative Claims and Priority Tax Claims.

                            As provided by section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified under the Plan, and shall instead be treated separately as unclassified Claims on the terms set forth in Article III of the Plan.

2.2              Class 1 - Other Priority Claims.

                            Class 1 shall consist of all Other Priority Claims against either of the Debtors.

2.3              Class 2 - Bank Claims.

                            Class 2 shall consist of all Bank Claims against either of the Debtors.

2.4              Class 3 - MAI Claims.

                            Class 3 shall consist of the MAI Claims against either of the Debtors.

2.5              Class 4 - Other Secured Claims.

                            Class 4 shall consist of the Other Secured Claims against either of the Debtors.

2.6              Class 5 - General Unsecured Claims.

                            Class 5 shall consist of all PEP General Unsecured Claims and PEH General Unsecured Claims.

2.7              Class 6 - PEH Equity Interests.

                            Class 6 shall consist of all PEH Equity Interests.

2.8              Class 7 - PEP Equity Interests.

                            Class 7 shall consist of all PEP Equity Interests.

2.9              Separate Classification of PEP General Unsecured Claims and PEH General Unsecured Claims.

                            For purposes of classifying claims in accordance with section 1122 of the Bankruptcy Code, PEP General Unsecured Claims and PEH General Unsecured Claims are separate classes under this Plan and shall be treated as separate classes for the purposes of voting on the Plan and receiving distributions under the Plan.  However, as the treatment afforded such claims under the Plan are identical, the Debtors, for the purposes of convenience, have elected to set forth the treatment of both classes of General Unsecured Claims together in one section.

ARTICLE III.

IDENTIFICATION OF IMPAIRED
CLASSES OF CLAIMS AND EQUITY INTERESTS

3.1              Unimpaired Classes of Claims and Equity Interests.

                            The following Claims and Equity Interests are unimpaired under the Plan:  (i) Other Priority Claims (Class 1), (ii) MAI Claims (Class 3), (iii) Other Secured Claims (Class 4), (iv) PEH Equity Interests (Class 6), and (v) PEP Equity Interests (Class 7).  The holders of Claims and Equity Interests in the foregoing classes are unimpaired and are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3.2              Impaired Classes of Claims and Equity Interests.

                            The following Claims are impaired under the Plan:  (i) Bank Claims (Class 2) and (ii) General Unsecured Claims (Class 5).  Holders of Claims in Classes 2 and 5 are entitled to vote to accept or reject the Plan.

3.3              Impairment Controversies.

                            If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

ARTICLE IV.

PROVISIONS FOR TREATMENT OF CLAIMS
AND EQUITY INTERESTS UNDER THE PLAN

4.1              Class 1 - Other Priority Claims.

                            Each holder of an Allowed Class 1 Claim as of the Effective Date shall receive, in full and complete settlement, satisfaction and discharge of its Claim, Cash in an amount equal to its Allowed Other Priority Claim on the latest of (i) the Effective Date, (ii) the date that is ten (10) days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions, or as soon thereafter as is practicable.

4.2              Class 2 - Bank Claims.

    (a)                Estimation of Bank Claim for Reserve.  In the event that the Bank Claim has not been paid in full or otherwise satisfied as of the Effective Date, the Bank Claim shall be estimated and capped, for the purposes of establishing a cash collateral reserve to secure the payment of the Bank Claim, in the amount of $300,000.

    (b)               Establishment of Escrow Account.  In the event that the Bank Claim has not been paid in full or otherwise satisfied as of the Effective Date, PEP shall deposit the sum of $300,000 (or such lesser amount as the Agent and PEP shall agree in writing) in a segregated interest bearing account maintained by Agent (or such other financial institution as Agent and PEP shall agree in writing) (the "Escrow Account").  The Agent, for the benefit of the Banks, shall continue to have a perfected security interest and lien on the Escrow Account until the Bank Claim has been paid in full or otherwise satisfied.

    (c)                Release of Security Interests Etc.  On the Effective Date, all Liens, mortgages, security interests and other encumbrances securing the Bank Claims (other than the security interest in the Escrow Account provided for in paragraph 4.2(b) above) shall be deemed released.  The Agent shall promptly take all steps reasonably necessary to evidence the release of such Liens, mortgages and security interests if so requested by the Debtors.

    (d)               Liquidation of Bank Claim.  Unless the Debtors and Agent agree on the Allowed Amount of the Bank Claim, the Debtors or the Banks may, at any time, file and prosecute a motion in the Bankruptcy Court seeking the allowance or disallowance of the Bank Claim, in whole or in part, provided, however, that in no event shall the Bank Claim be allowed for an amount in excess of $300,000.

    (e)                Distributions.  Each holder of an Allowed Class 2 Claim as of the Effective Date shall receive, in full and complete settlement, satisfaction and discharge of its Claim, Cash in an amount equal to its Allowed Bank Claim on the latest of (i) the Effective Date, (ii) the date that is ten (10) days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions, or as soon thereafter as is practicable.

    (f)                 Excess Funds in Escrow Account.  Once the Bank Claim is liquidated, allowed and paid in full (i) the Liens, security interests, and/or rights of setoff of the Agent (or such other person as may be holding the Escrow Account) on or against the Escrow Account shall be automatically released without the need for further action, and (ii) all funds in the Escrow Account not used to satisfy the Bank Claim shall be promptly paid and transferred to  PEP (or to such Person as PEP may direct).

4.3              Class 3 - MAI Claim.

                            As of July 19, 2005, pursuant to the Mirant Settlement Agreement, PEP offset PEP's $98.7 million guarantee claim against MAI against the MAI Claim, thereby satisfying all of PEP's obligations to MAI on account of the MAI Claim.

4.4              Class 4 - Other Secured Claims.

                            Class 4 Claims are not impaired.  The Plan does not alter the legal, equitable, and contractual rights of the holders of Allowed Class 4 Claims.

4.5              Class 5 - General Unsecured Claims.

                            Each holder of an Allowed Class 5 Claim as of the Effective Date shall receive, in full and complete settlement, satisfaction and discharge of its Claim, Cash in an amount equal to its Allowed General Unsecured Claim on the latest of (i) the Effective Date, (ii) the date that is ten (10) days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions, or as soon thereafter as is practicable.

4.6              Class 6 - PEH Equity Interests.

                            The holders of PEH Equity Interests shall retain such interests on the Effective Date.  The Plan does not impair any of such holders' rights arising as a consequence of such holders' ownership of such Equity Interests.  On and after the Effective Date, PEH may, in its sole discretion, consistent with applicable non-bankruptcy law, make distributions to holders of PEH Equity Interests.

4.7              Class 7 - PEP Equity Interests.

                            The holders of PEP Equity Interests shall retain such interests on the Effective Date.  The Plan does not impair any of such holders' rights arising as a consequence of such holders' ownership of such Equity Interests.  On and after the Effective Date, PEP may, in its sole discretion, consistent with applicable non-bankruptcy law, make distributions to holders of PEP Equity Interests.

4.8              Distribution Limitations.

                            No distribution shall be made on account of any Claim, or part thereof, (i) that is not an Allowed Claim, (ii) that has been avoided or is subject to any objection, or (iii) that would result in the holder of such Claim receiving property having a value, as of the Effective Date, of more than 100% of the Allowed Amount of such Claim.

ARTICLE V.

PROVISIONS FOR TREATMENT
OF UNCLASSIFIED CLAIMS UNDER THE PLAN

5.1              Unclassified Claims.

                            Administrative Claims and Priority Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively. Such Claims are unimpaired under the Plan and in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as classes of Claims for the purposes of this Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

5.2              Treatment of Administrative Claims.

                            All Administrative Claims shall be treated as follows:

                (a)                Time for Filing Administrative Claims

                            The holder of an Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iii) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on the Debtors and the Office of the United States Trustee, notice of such Administrative Claim within sixty (60) days after service of Notice of Confirmation.  Such notice must include at a minimum (A) the name of the Debtor(s) which are purported to be liable for the Claim, (B) the name of the holder of the Claim, (C) the amount of the Claim, and (D) the basis of the Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

                (b)               Time for Filing Fee Claims

                            Each Professional Person who holds or asserts a Fee Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty-five (45) days after the Effective Date. The failure to timely file and serve such Fee Application without good cause shall result in the Fee Claim being forever barred and discharged.

                (c)                Allowance of Administrative Claims/Fee Claims

                            An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 5.2(a) shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, or (ii) the date of service of the applicable notice of Administrative Claim or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such 30-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to Section 5.2(b) shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

                (d)               Payment of Allowed Administrative Claims

                            On the applicable Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business.

5.3              Treatment of Priority Tax Claims.

                            At the election of the Debtors, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction of such holder's Allowed Priority Tax Claim, (a) the amount of such holder's Allowed Priority Tax Claim, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Priority Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Priority Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder; provided, that such agreed upon treatment may not provide such holder with a return having a present value as of the Effective Date that is greater than the Allowed Amount of such holder's Allowed Priority Tax Claim.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF THE PLAN

6.1              Classes Entitled to Vote.

                            Only holders of Bank Claims (Class 2) and General Unsecured Claims (Class 5), are entitled to vote on the Plan.  Holders of Claims in Classes 1, 3, and 4 and Equity Interests in Classes 6 and 7 are deemed to have accepted the Plan and are not entitled to vote on the Plan.

6.2              Cramdown.

                            If all applicable requirements for confirmation of the Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code except subsection (8) thereof, the Plan shall be treated as a request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the failure to satisfy the requirements of section 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to each class of Claims that is impaired under, and has not accepted, the Plan.

6.3              Class Acceptance Requirement.

                            A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan.  A class of Equity Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds (2/3) of the Equity Interests in such class that actually vote on the Plan.

6.4              Elimination of Classes for Voting Purposes.

                            Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Rule 3018 of the Bankruptcy Rules or as to which no vote is cast shall be deemed deleted from the Plan for the purpose of voting on the Plan by any such Class under section 1129 of the Bankruptcy Code.

ARTICLE VII.

MEANS FOR IMPLEMENTATION OF THE PLAN

7.1              Operations between the Confirmation Date and the Effective Date.

                            During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors in Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all Orders of the Bankruptcy Court that are then in full force and effect.

7.2              Company Action.

                            The entry of the Confirmation Order shall constitute authorization for the Debtors to take or cause to be taken all company actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation.

7.3              Termination of Certain Debt Obligations.

                            Upon the occurrence of the Effective Date, the Bank Credit Agreement and the MAI Subordinated Loan Agreement shall be cancelled and annulled.

7.4              Continued Corporate Existence of the Debtors.

                            Each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers available to such legal entity, in accordance with applicable law and pursuant to their respective organizational documents.

7.5              Re-vesting of Assets.

                            Upon the occurrence of the Effective Date, except as otherwise provided in the Plan, title to all of the Assets of the Debtors shall vest in the Reorganized Debtors free and clear of all Liens, Claims, Causes of Action, interests, security interests and other encumbrances and without further order of the Bankruptcy Court. On and after the occurrence of the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their business and may use, acquire and dispose of their Assets free of any restrictions of the Bankruptcy Code.

7.6              Management.

                            Upon the occurrence of the Effective Date, the management, control, and operation of the Debtors shall be the general responsibility of each such entity's current membership and management. Entry of the Confirmation Order shall ratify and approve all actions taken by each of the Debtors from the Petition Date through and until the Effective Date.

7.7              Boards of Managers.

                            On the Effective Date, the board of managers of each Debtor shall be comprised of the individuals who currently hold such positions.

7.8              Causes of Action.

                            Except as otherwise provided in the Plan, all Causes of Action assertable by any of the Debtors, shall, upon the occurrence of the Effective Date, be retained by, and be re-vested in, the Reorganized Debtors, in accordance with the Plan. Except as otherwise provided in the Plan, the Debtors' rights to commence such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

                            No Person or Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Estates, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person or Entity.

7.9              Appointment of the Disbursing Agent.

                            Upon the occurrence of the Effective Date, Reorganized PEP shall be appointed to serve as the Disbursing Agent, and shall have all powers, rights, duties and protections afforded the Disbursing Agent under the Plan.  Reorganized PEP shall continue to serve as Disbursing Agent until such time as it is relieved of such duties by order of the Bankruptcy Court.

7.10          Sources of Cash for Plan Distributions.

                            All Cash necessary for the Disbursing Agent to make payments and Plan Distributions shall be obtained from the Debtors' existing Cash balances and cash received by the Debtors in connection with the sale of its allowed claims against Mirant Corporation, Mirant Americas Energy Marketing, Inc. and MAI pursuant to the Mirant Settlement Agreement.

ARTICLE VIII.

DISTRIBUTION PROVISIONS

8.1              Plan Distributions.

                            The Disbursing Agent shall make all Plan Distributions. Whenever any Plan Distribution shall be due on a day other than a Business Day, such Plan Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. For federal income tax purposes, a Plan Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Plan Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

8.2              Timing of Plan Distributions.

                            Each Plan Distribution shall be made on the relevant Distribution Date therefor and shall be deemed to have been timely made if made on such date or within ten (10) days thereafter.

8.3              Address for Delivery of Plan Distribution.

                            Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth (a) in the Schedules, (b) on the proof of Claim filed by such holder, (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), or (d) in any notice served by such holder giving details of a change of address. If any Plan Distribution is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder's then current address within ninety (90) days after such Plan Distribution was returned. After such date, if such notice was not provided, a holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distributions shall revert to the Reorganized Debtors.

8.4              Time Bar to Cash Payments.

                            Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued. Any claim in respect of such a voided check shall be made on or before the later of: (a) the first anniversary of the date on which such Plan Distribution was made and (b) one hundred and eighty (180) days after the date of issuance of such check. If no claim is made as provided in the preceding sentence, any claims in respect of such void check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to the Reorganized Debtors.

8.5              Manner of Payment under the Plan.

                            Unless the Person or Entity receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.6              Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent.

                            Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Disbursing Agent on or after the Effective Date (including, but not limited to, taxes) shall be paid when due. Professional fees and expenses incurred by the Disbursing Agent from and after the Effective Date in connection with the effectuation of the Plan shall be paid in the ordinary course of business. Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.

8.7              Fractional Plan Distributions.

                            Notwithstanding anything to the contrary contained herein, no Plan Distributions of fractional shares or fractions of dollars will be made. Fractional shares and fractions of dollars shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

8.8              Special Distribution Provisions for PEP Equity Interests and PEH Equity Interests.

                            The Confirmation Date shall be the record date for determining the holders of Allowed Equity Interests entitled to receive Plan Distributions. For the purpose of making Plan Distributions, the transfer ledger in respect of the Equity Interests shall be closed as of the close of business on the Confirmation Date, and the Disbursing Agent shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Equity Interests as of the close of business on the Confirmation Date.

8.9              Surrender and Cancellation of Instruments.

                            As a condition to receiving any Plan Distribution, on or before the Distribution Date, the holder of an Allowed Claim shall surrender all certificates or instruments representing such Claim and to execute and deliver such other documents as may be necessary to effectuate the Plan. Such certificates or instruments shall thereafter be cancelled and extinguished. The Disbursing Agent shall have the right to withhold any Plan Distribution to be made to or on behalf of any holder of such Claims unless and until such certificate or instruments are surrendered, or unless any relevant holder provides to the Disbursing Agent an affidavit of loss or such other documents as may be required by the Disbursing Agent together with an appropriate indemnity in the customary form. Any such holder who fails to surrender such certificate or interest or otherwise fails to deliver an affidavit of loss and indemnity prior to the second anniversary of the Effective Date, shall be deemed to have forfeited its Claims and shall not participate in any Plan Distribution. All property in respect of such forfeited Claims shall revert to the Reorganized Debtors.

ARTICLE IX.

PROCEDURES FOR RESOLVING
AND TREATING CONTESTED CLAIMS

9.1              Objection Deadline.

                            As soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

9.2              Prosecution of Contested Claims.

                            The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with section 9.3.

9.3              Claims Settlement.

                            Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Disbursing Agent shall have authority to settle or compromise all Claims and Causes of Action without further review or approval of the Bankruptcy Court.  With reasonable promptness after the settlement of a Claim or Cause of Action, the Disbursing Agent shall file a notice or stipulation with the Bankruptcy Court describing such settlement.

9.4              No Plan Distributions Pending Allowance.

                            Notwithstanding any other provision of the Plan, no Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the setoff rights as provided in Section 14.13.

9.5              Estimation of Claims.

                            The Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the

Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute the Allowed amount of such Claim for all purposes under the Plan. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE X.

CONDITION PRECEDENT TO
CONFIRMATION OF THE PLAN AND
THE OCCURRENCE OF THE EFFECTIVE DATE

10.1          Condition Precedent to Confirmation.

                            It is a condition precedent to confirmation of the Plan that the Confirmation Order and the Plan shall be, in form and substance, acceptable to the Debtors.

10.2          Condition Precedent to the Occurrence of the Effective Date.

                            It is a condition precedent to the occurrence of the Effective Date that the Confirmation Order (i) shall have been entered by the Clerk of the Bankruptcy Court, (ii) shall be a Final Order, (iii) shall be in full force and effect and (iv) shall not be subject to any stay or injunction.

10.3          Waiver of Conditions.

                            The Debtors may waive the condition set forth in section 10.2(ii) in a writing executed by each of them without notice or order of the Bankruptcy Court and without notice to any parties in interest.

10.4          Effect of Non-Occurrence of the Effective Date.

                            If the Effective Date shall not occur, the Plan shall be null and void and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Equity Interests in a Debtor; (b) prejudice in any manner the rights of the Debtors, including without limitation, the right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code; or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors.

ARTICLE XI.

THE DISBURSING AGENT

11.1          Powers and Duties.

                            Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims and Equity Interests; (b) comply with the Plan and the Debtors' obligations thereunder; (c) employ, retain, or replace professionals to represent it with respect to its responsibilities; (d) object to Claims as specified in Article 8 hereof, and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article 8 hereof; (f) make annual and other periodic reports regarding the status of distributions under the Plan to the Bankruptcy Court; such reports to be made available upon request to the holder of any Contested Claim; and (g) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan or order of the Bankruptcy Court.

11.2          Plan Distributions.

                            Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall make the required Plan Distributions specified under the Plan on the relevant Distribution Date therefor.

11.3          Exculpation.

                            Except as otherwise provided in this Section 11.3, the Disbursing Agent, together with its managers, members, employees, agents, and representatives, are hereby exculpated by all Persons, Entities, holders of Claims and Equity Interests, and all other parties in interest, from any and all Causes of Action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any Cause of Action (a) against the Disbursing Agent or its managers, members, employees, agents, and representatives for making Plan Distributions in accordance with the Plan, or (b) against any holder of a Claim for receiving or retaining Plan Distributions as provided for by the Plan. Nothing contained in this Section 11.3 shall preclude or impair any holder of an Allowed Claim from bringing an action in the Bankruptcy Court against the Debtor to compel the making of Plan Distributions contemplated by the Plan on account of such Claim.

ARTICLE XII.

TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

12.1          Assumption and Rejection of Executory Contracts and Unexpired Leases.

                            (a)        On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected by the Debtors pursuant to the provisions of section 365 of the Bankruptcy Code, including, but not limited to, those agreements listed and described in the "Schedule of Rejected Executory Contracts and Unexpired Leases" attached to the Disclosure Statement, except: (a) any executory contracts and unexpired leases that are the subject of separate motions to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (b) contracts and leases listed in the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" attached to the Disclosure Statement; (c) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant to the next section hereof and for which the Debtors make a motion to reject such contract or lease based upon the existence of such dispute filed at any time; and (d) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not executory or a lease that is later determined by the Bankruptcy Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code. Any order entered after the Confirmation Date by the Bankruptcy Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered preconfirmation.

                            (b)        Inclusion of a contract, lease or other agreement on the "Schedule of Rejected Executory Contracts and Unexpired Leases" shall constitute adequate and sufficient notice that (i) any Claims arising under or related to such specified agreements, obligations, transactions or similar undertakings shall be treated as General Unsecured Claims under the Plan, and (ii) the Debtors are no longer bound by, or otherwise obligated to perform, any such obligations, transactions, or undertakings relating to or arising out of the foregoing after the Effective Date. The inclusion of a contract, lease or other agreement on either the "Schedule of Rejected Executory Contracts and Unexpired Leases" or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" shall not constitute an admission by the Debtors as to the characterization of whether any such included contract, lease, or other agreement is, or is not, an executory contract or unexpired lease or whether any claimants under any such contract, lease or other agreement are time barred from asserting Claims against the Debtors. The Debtors reserve all rights with respect to the characterization of any such agreements.  The "Schedule of Rejected Executory Contracts and Unexpired Leases" and the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" may be amended by the Debtors prior to the conclusion of the Confirmation Hearing to add or delete executory contracts or unexpired leases, provided, however, that not less than five (5) Business Days notice of such amendment shall be provided to each affected party.

                            (c)        The Plan shall constitute a motion to reject such executory contracts and unexpired leases rejected pursuant to this section, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interests of the Debtors and their Estates.

12.2          Cure.

                            At the election of the Debtors, any monetary defaults under each executory contract and unexpired leases to be assumed under this Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable; or (b) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding: (i) the amount of any cure payments; (ii) the ability to provide adequate assurance of future performance under the contract or lease to be assumed or assigned; or (iii) any other matter pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption or assignment, as applicable. The "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" sets forth the Debtors' cure obligations for each agreement which must be satisfied as a condition to the assumption or assumption and assignment of such agreement. Any non-Debtor counterparty to an agreement listed on the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" who disputes the scheduled cure obligation must file with the Bankruptcy Court, and serve upon the Debtors, a written objection to the cure obligation, which objection shall set forth the basis for the dispute, the alleged correct cure obligation, and any other objection related to the assumption or assumption and assignment of the relevant agreement by no later than ten (10) Business Days prior to the Confirmation Hearing. If a non-Debtor counterparty fails to file and serve an objection which complies with the foregoing, the cure obligation set forth on the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" shall be binding on the non-Debtor counterparty, and the non-Debtor counterparty shall be deemed to have waived any and all objections to the assumption or assumption and assignment of the relevant agreement as proposed by the Debtors.

12.3          Claims Arising from Rejection or Termination.

                            Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Order, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to Section 12.1, no later than thirty (30) days after the Confirmation Date. Any such Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, the Reorganized Debtors, or the Assets. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan subject to objection by the Disbursing Agent.

ARTICLE XIII.

RETENTION OF JURISDICTION

                            Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and except as expressly limited by the Mirant Settlement Agreement, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Cases or the Plan, or (c) that relates to the following:

(i)                       To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XII hereof for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims and any related disputes (including, without limitation, the exercise or enforcement of setoff or recoupment rights, or rights against any third party or the property of any third party resulting therefrom or from the expiration, termination or liquidation of any executory contract or unexpired lease);>

(ii)                     To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent or the Debtors, as applicable, after the Effective Date;

(iii)                    To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

(iv)                   To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

(v)                     To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(vi)                   To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

(vii)                  To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan or its interpretation, implementation, enforcement, or consummation;

(viii)                To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order or its interpretation, implementation, enforcement, or consummation;

(ix)                   To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by, on behalf of, or against the Estates;

(x)                     To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

(xi)                   To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person under the Plan;

(xii)                  To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors commenced by the Disbursing Agent or the Debtors, as applicable, before or after the Effective Date;

(xiii)                To enter an order or final decree closing the Cases;

(xiv)                To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

(xv)                 To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1          Payment of Statutory Fees.

                            All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

14.2          Satisfaction of Claims.

                            The rights afforded in the Plan and the treatment of all Claims herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever, against the Debtors and the Debtors-in-Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors-in-Possession shall be satisfied, discharged, and released in full.

14.3          Third Party Agreements; Subordination.

                            The right of the Debtors to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved.

14.4          Debtors' Release.

                            Each Debtor hereby waives, releases and discharges the Released Parties of and from any Claim arising prior to the Effective Date related to such party's acts or omissions to act (including, but not limited to, any claims arising out of any alleged fiduciary or other duty) as an manager, member, agent, representative, attorney, accountant, financial advisor or other professional of a Debtor (each, solely in its capacity as such); provided, however, that the releases set forth in this Section 14.4 shall not apply to acts or omissions that are the result of gross negligence or willful misconduct.  This release shall not constitute a release of any claim against a Released Party arising out of any loan made by either of the Debtors to such Released Party.

14.5          Exculpation.

                        None of the Debtors, the Reorganized Debtors or their affiliates, and all of their respective shareholders, managers, members, agents, advisors, consultants, successors and assigns, shall be liable for any Cause of Action arising in connection with or out of the administration of the Cases, pursuit of confirmation of the Plan, the consummation of the

Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court.

14.6          Discharge of Liabilities.

                        Upon the occurrence of the Effective Date, the Debtors shall be discharged from all Claims and Causes of Action to the fullest extent permitted by section 1141 of the Bankruptcy Code, and, except as otherwise provided in the Plan, all holders of Claims and Equity Interests shall be precluded from asserting against the Debtors, the Reorganized Debtors, the Assets, or any property dealt with under the Plan, any further or other Cause of Action based upon any act or omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date.

                        No provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code shall, or shall be construed to, discharge, release, or relieve the Debtors or any other party, in any capacity, from any liability with respect to the Cleco Corporation Pension Plan under any law, governmental policy, or regulatory provision.  The Pension Benefit Guaranty Corporation shall not be enjoined from enforcing such liability as a result of the provisions for satisfaction, release and discharge of claims contained herein.

14.7          Notices.

                    Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Samuel Charlton III
Perryville Energy Partners
c/o CLECO Corporation
2030 Donahue Ferry Road
Pineville, LA 71360-5226

            - and -

Barry N. Seidel, Esq.
King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 556-2375

            -and-

David Rubin, Esq.
Kantrow, Spaht, Weaver & Blitzer (APLC)
Suite 300, City Plaza

445 North Boulevard
PO Box 2997
Facsimile: (225) 343-0630

14.8          Headings.

                            The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

14.9          Governing Law.

                            Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of Louisiana, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

14.10      Exemption from Transfer Taxes.

                            Pursuant to section 1146(c) of the Bankruptcy Code, the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

14.11      Modification of the Plan.

                            As provided in section 1127 of the Bankruptcy Code, modification of the Plan may be proposed in writing by the Debtors at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

14.12      Revocation of Plan.

                            The Debtors reserve the right to revoke and withdraw the Plan or to adjourn the Confirmation Hearing with respect to any one or more of the Debtors prior to the occurrence of the Effective Date. If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements and compromises set forth in the Plan shall be deemed null and void and nothing contained herein and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in such Debtor or to prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor.

                            In the event that the Debtors choose to adjourn the Confirmation Hearing with respect to any one or more of the Debtors, the Debtors reserve the right to proceed with confirmation of the Plan with respect to those Debtors in relation to which the Confirmation Hearing has not been adjourned. With respect to those Debtors with respect to which the Confirmation Hearing has been adjourned, the Debtors reserve the right to amend, modify, revoke or withdraw the Plan and/or submit any new plan of reorganization at such times and in such manner as they consider appropriate, subject to the provisions of the Bankruptcy Code.

14.13      Setoff Rights.

                            In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against such Debtor, then such Debtor may, but is not required to, set off against the Claim (and any payments or other Plan Distributions to be made in respect of such Claim hereunder) such Debtor's Claim against such holder, subject to the provisions of sections 553, 556 and 560 of the Bankruptcy Code and the Mirant Settlement Agreement, to the extent applicable. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release of any Claims that any Debtor may have against the holder of any Claim.

14.14      Withholding Tax Requirements.

                            In connection with the Plan, the Debtors, the Disbursing Agent, and the Plan Trustees, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities with respect to any Plan Distributions. Each holder of an Allowed Claim or Equity Interest that is to receive a Plan Distribution shall be required to provide to the payor thereof any information necessary to comply with any such withholding or reporting requirements (including any information necessary to establish such holder's exemption from any such requirements).

14.15      Rates.

                            The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date.

14.16      Injunctions.

                            (a)        On the Effective Date and except as otherwise provided herein, all Persons and Entities who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be permanently enjoined from taking any of the following actions against or affecting the Reorganized Debtors, the Debtors, the Estates, the Assets, or the Disbursing Agent, or any of their current or former respective members, managers, employees, agents, and professionals, successors and assigns or their respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

                            (i)         commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

                            (ii)        enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

                            (iii)       creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

                            (iv)       asserting any setoff, right of subrogation or recoupment of any kind; provided that, any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above referenced Claims are fully preserved in accordance with Section 14.13.

14.17      Binding Effect.

                            The Plan shall be binding upon the Reorganized Debtors, the Debtors, the holders of all Claims and Equity Interests, parties in interest, Persons and Entities and their respective successors and assigns. To the extent any provision of the Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

14.18      Severability.

                            SHOULD THE BANKRUPTCY COURT DETERMINE THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE DEBTORS MAY MODIFY THE PLAN IN ACCORDANCE WITH SECTION 14.14 SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY SUCH CLAIM OR EQUITY INTEREST OR TRANSACTION. SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

Dated: August 25, 2005

PERRYVILLE ENERGY PARTNERS, LLC
PERRYVILLE ENERGY HOLDINGS, LLC

By:          /s/ Samuel Charlton, II

Submitted By:

              /s/  David S. Rubin
David S. Rubin, Esq. (La. Bar Roll # 11525)

KANTROW, SPAHT, WEAVER & BLITZER (APLC)
Suite 300, City Plaza
445 North Boulevard
PO Box 2997
Baton Rouge, LA  70821-2997
Tel No.  (225) 383-4703

Fax No. (225) 343-0630

- and -

Barry N. Seidel, Esq.
KING & SPALDING LLP
1185 Avenue of the Americas
New York, NY 10036-4003
Tel. No. (212) 556-2100
Fax No. (212) 556-2222

Attorneys for the Debtors